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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☐
Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

BORGWARNER INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BORGWARNER INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Auburn Hills, Michigan

March 24, 2005

Dear Stockholder:

      BorgWarner Inc. will hold its Annual Meeting of Stockholders at the Company’s headquarters located at 3850 Hamlin Road, Auburn Hills, Michigan, 48326, on April 27, 2005, at 9:00 a.m., local time, for the following purposes:

1.	To elect the nominees for Class III Directors to serve for the next three years;

2.	To vote upon a proposal to approve the BorgWarner Inc. 2005 Executive Incentive Plan;

3.	To ratify the appointment of Deloitte & Touche LLP as independent registered public accounting firm for the Company for 2005; and

4.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

      Only stockholders at the close of business on March 4, 2005 will be entitled to vote at the meeting or any adjournment or postponement thereof.

By Order of the Board of Directors

Laurene H. Horiszny
Secretary

YOUR VOTE IS IMPORTANT!

YOU MAY VOTE BY:

•	Signing and returning the accompanying proxy card

•	Voting by telephone or by the Internet. See proxy card for instructions.

OR

•	Voting in person at the meeting (if you are a stockholder of record)

PROPOSAL 1 -- ELECTION OF DIRECTORS
REPORT OF THE BORGWARNER INC. FINANCE AND AUDIT COMMITTEE
PROPOSAL 2 -- APPROVAL OF THE BORGWARNER INC. 2005 EXECUTIVE INCENTIVE PLAN
PROPOSAL 3 -- RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
OTHER INFORMATION
FINANCE AND AUDIT COMMITTEE

BORGWARNER INC.

3850 Hamlin Road
Auburn Hills, Michigan 48326

PROXY STATEMENT

March 24, 2005

      This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of BorgWarner Inc. (the “Company”) for the 2005 Annual Meeting of Stockholders to be held at the Company’s headquarters at 3850 Hamlin Road, Auburn Hills, Michigan 48326 on April 27, 2005 at 9:00 a.m., local time, or at any adjournments thereof. This Proxy Statement and accompanying form of proxy are being mailed to stockholders beginning on or about March 24, 2005. The Company’s Annual Report to Stockholders for the year ended December 31, 2004 is enclosed.

Record Date and Voting at the Annual Meeting

      Only stockholders of record at the close of business on March 4, 2005 will be entitled to vote at the meeting. As of such date, there were 56,478,010 issued and 56,474,025 outstanding shares of common stock. Each share of common stock entitles the holder to one vote.

      If you return your signed proxy card or vote by telephone or by the Internet before the Annual Meeting, we will vote your shares as you direct. Any proxy returned without specification as to any matter will be voted as to each proposal in accordance with the recommendation of the Board of Directors. You may revoke your proxy at any time before the vote is taken by delivering to the Secretary of the Company written revocation or a proxy bearing a later date, or by attending and voting at the Annual Meeting.

      The election inspectors will tabulate the votes cast prior to the meeting and at the meeting to determine whether a quorum is present. The presence in person or by proxy of the holders of a majority of common stock will constitute a quorum. A quorum is necessary to transact business at the Annual Meeting. Shares of common stock represented by proxies that reflect abstentions or “broker non-votes” (i.e., shares held by a broker or nominee which are represented at the Annual Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as present and entitled to vote for purposes of determining the presence of a quorum.

      With respect to the election of Directors, stockholders may vote (a) in favor of all nominees, (b) to withhold votes as to all nominees, or (c) to withhold votes to specific nominees. Directors are elected by a plurality vote so that the four directors receiving the greatest number of votes will be elected. Withheld votes and broker non-votes will not affect the outcome of the election of directors.

      For each other proposal, the affirmative vote of a majority of the votes cast is required for approval. Accordingly, an abstention will have the effect of a negative vote on Proposals 2 and 3. Broker non-votes, however, will not be counted for purposes of determining the number of votes cast and, thus, will not affect the outcome of Proposals 2 and 3.

PROPOSAL 1 — ELECTION OF DIRECTORS

      The Company’s Board of Directors is divided into three classes. Robin J. Adams, David T. Brown, Paul E. Glaske, and John Rau are the nominees for election as Class III Directors to the Board at this meeting. If elected, each nominee will serve for a term of three years and until their successors are elected and qualified. The Class I Directors have terms expiring at the 2006 Annual Meeting of Stockholders and the Class II Directors have terms expiring at the 2007 Annual Meeting of Stockholders. Each of the nominees for election as a Class III Director has agreed to serve if elected. Except for Mr. Adams, all of the Class III Directors are

presently directors of the Company. Mr. Adams currently serves as the Company’s Executive Vice President, Chief Financial Officer and Chief Administrative Officer. In the event that any nominee should become unavailable for election, the Board of Directors may designate a substitute nominee, in which event the shares represented by proxies at the meeting will be voted for such substitute nominee unless an instruction to the contrary is indicated on the proxy card. A plurality of the votes cast is needed for the election of directors.

Recommendation of the Board of Directors

      The Board of Directors recommends a vote “FOR” the election of each of the nominees for Class III Director — Robin J. Adams, David T. Brown, Paul E. Glaske and John Rau.

Information on Nominees for Directors and Continuing Directors

      The following table sets forth as of March 4, 2005, with respect to each nominee and each director continuing to serve, their name, age, principal occupation, the year in which they first became a director of the Company and directorships in other corporations:

		Principal Occupation
Class I Directors	Age	and Directorships

Phyllis O. Bonanno 1999	61	Ms. Bonanno has been President and CEO of International Trade Solutions, Inc., an international trade consulting firm, since March 2002. She was the President of TradeBuilders, Inc. from October 2000 until October 2001. She was President of Columbia College from July 1997 until March 2000. She is also a director of Adams Express Company, Mohawk Industries, Inc. and Petroleum & Resources Corporation.
Andrew F. Brimmer 1997	78	Dr. Brimmer has been President of Brimmer & Company, Inc., an economic and financial consulting firm, since July 1976. He is also a director of CarrAmerica Realty Corporation, BlackRock Investment Income Trust, Inc. and other BlackRock funds.
Alexis P. Michas 1993	47	Mr. Michas has been the Managing Partner since 1996 of Stonington Partners, Inc., an investment management firm. He is also a director of PerkinElmer, Inc. and a number of privately-held companies.

		Principal Occupation
Class II Directors	Age	and Directorships

Jere A. Drummond 1996	65	Mr. Drummond retired from the BellSouth Corporation on December 31, 2001. He served as Vice Chairman of the BellSouth Corporation from January 2000 until his retirement. He was President and Chief Executive Officer of BellSouth Communications Group, a provider of traditional telephone operations and products, from January 1998 until December 1999. He was President and Chief Executive Officer of BellSouth Telecommunications, Inc. (“BellSouth”) from January 1995 until December 1997 and was elected a director of BellSouth in 1993. He is also a director of AirTran Holdings, Inc. and Centillium Communications, Inc.

		Principal Occupation
Class II Directors	Age	and Directorships

Timothy M. Manganello 2002	55	Mr. Manganello has been Chairman of the Board since June 2003 and Chief Executive Officer of the Company since February 2003. He was also President and Chief Operating Officer from February 2002 until February 2003. He was Executive Vice President from June 2001 until February 2002. He was Vice President of the Company from February 1999 until June 2001 and President and General Manager of BorgWarner TorqTransfer Systems Inc. (“TorqTransfer Systems”) from February 1999 until February 2002. He was appointed a director of the Company in February 2002. Mr. Manganello is also a director of Bemis Company, Inc.
Ernest J. Novak, Jr. 2003	60	Mr. Novak retired as a Managing Partner from Ernst & Young in June 2003. He was a Managing Partner from 1986 until June 2003. Mr. Novak is also a director of A. Schulman, Inc. and FirstEnergy Corp.

		Principal Occupation
Class III Directors	Age	and Directorships

Robin J. Adams Nominee	51	Mr. Adams has been Executive Vice President, Chief Financial Officer and Chief Administrative Officer since April 2004. He was Executive Vice President — Finance and Chief Financial Officer of American Axle & Manufacturing Holdings Inc. (“American Axle”) from July 1999 until April 2004. Prior to joining American Axle, he was Vice President and Treasurer and principal financial officer of BorgWarner Inc. from May 1993 until June 1999. Mr. Adams also is a member of the Supervisory Board of Beru AG.
David T. Brown 2004	56	Mr. Brown has been President and Chief Executive Officer of Owens Corning since April 2002. He was Executive Vice President and Chief Operating Officer from January 2001 to March 2002. He was Vice President of Owens Corning and President, Insulating Systems Business from January 1997 to December 2000. Mr. Brown is also a director of Owens Corning.
Paul E. Glaske 1994	71	Mr. Glaske was Chairman, President and Chief Executive Officer from April 1992 until his retirement in October 1999 of Blue Bird Corporation, a leading manufacturer of school buses, motor homes and a variety of other vehicles. Mr. Glaske is also a director of Energy Transfer Partners, L.P.
John Rau 1997	56	Mr. Rau has been President and Chief Executive Officer of Miami Corporation, a private asset management firm, since January 2003. He has been Chairman of the Chicago Title and Trust Company Foundation since April 2000. He was President and Chief Executive Officer of Chicago Title Corporation from January 1997 until March 2000. Mr. Rau is also a director of First Industrial Realty Trust, Inc., Nicor, Inc. and Wm. Wrigley Jr. Company.

Board of Directors and Its Committees

      The Board of Directors held four regular meetings and one special meeting during 2004. All of the directors attended at least 75% of the meetings of the Board of Directors and any committee on which they served. Director Brown was elected to the Board at the November 2004 meeting. The Company’s Corporate Governance Guidelines set forth the Company policy that directors should use their best efforts to attend the Company’s annual meeting of stockholders. All directors serving at the time of the 2004 Annual Meeting of Stockholders attended the meeting.

      The Board of Directors has a standing Compensation Committee, Finance and Audit Committee, Corporate Governance Committee and Executive Committee. The Charters for each of our Board committees can be accessed on the Company’s website at www.borgwarner.com.

      The Board has determined that all Board members meet the independence requirements of the New York Stock Exchange (“NYSE”), with the exception of Mr. Manganello, Chairman and Chief Executive Officer and Mr. Adams, Executive Vice President, Chief Financial Officer and Chief Administrative Officer, if elected. Under the Company’s Corporate Governance Guidelines, a director will not be considered independent unless the Board determines that such director has no direct or indirect material relationship with the Company. In addition, the Company’s Corporate Governance Guidelines provide, among other things, that:

•	a director who is an employee, or whose immediate family member is an executive officer, of the Company is not “independent” until three years after the end of such employment relationship.

•	a director who receives, or whose immediate family member receives, more than $100,000 per year in direct compensation from the Company, other than director and committee fees or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not “independent” until three years after he or she ceases to receive more than $100,000 per year in such compensation.

•	a director who is affiliated with or employed by, or whose immediate family member is affiliated with or employed in a professional capacity by, a present or former internal or external auditor of the Company is not “independent” until three years after the end of the affiliation or the employment or auditing relationship.

•	a director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of the Company’s present executives serve on that company’s compensation committee is not “independent” until three years after the end of such service or the employment relationship.

•	a director who is an executive officer or an employee, or whose immediate family member is an executive officer, of a company that makes payments to, or receives payments from, the listed company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues, is not “independent” until three years after falling below such threshold.

•	a director who is not considered independent by relevant statute or regulation is not “independent.”

      Compensation Committee. The present members of the Compensation Committee are Directors Glaske (Chairman), Butler, Drummond and Rau. The principal functions of the Compensation Committee include reviewing and approving executive appointments and remuneration and supervising the administration of the Company’s employee benefit plans. The Compensation Committee met seven times during 2004.

      Finance and Audit Committee. The present members of the Finance and Audit Committee are Directors Rau (Chairman), Bonanno, Brimmer, Michas and Novak. The Board of Directors has determined that Director Novak qualifies as an “audit committee financial expert” within the meaning of applicable SEC regulations. It is anticipated that Mr. Novak will become the Chairman of the Finance and Audit Committee during 2005. In addition, the Board has determined that each member of the Finance and Audit Committee is financially literate as required by applicable NYSE rules. The principal functions of the Finance and Audit Committee include: the engagement of the Company’s independent registered public accounting firm; determining the scope of services provided by the independent registered public accounting firm; reviewing the methodologies used by the Company in its accounting and financial reporting practices; reviewing the results of the annual audit and the Company’s annual financial statements; and overseeing the Company’s internal control and internal auditing functions. A copy of the Charter for the Finance and Audit Committee is attached as Appendix A. The Finance and Audit Committee met seven times during 2004.

      Corporate Governance Committee. The present members of the Corporate Governance Committee are Directors Butler (Chairman), Drummond and Glaske. Director Butler intends to retire at the 2005 Annual

Meeting of Stockholders. The principal functions of the Corporate Governance Committee include making recommendations to the Board of Directors regarding: (i) Board composition and structure, (ii) corporate governance principles, including the nature, duties and powers of Board committees, (iii) term of office for members, (iv) qualified persons to be nominated for election or re-election as directors, (v) stockholders’ suggestions for board nominations, and (vi) the successor to the Chief Executive Officer. The Corporate Governance Committee also establishes criteria for Board and committee membership and evaluates Company policies relating to the recruitment of directors and oversees the evaluation of the Board, its committees and management. The Corporate Governance Committee met four times during 2004.

      With the retirement of Mr. Butler at the 2005 Annual Meeting, and the addition of Mr. Brown and Mr. Adams to the Board, if elected, the composition of the Board committees will change.

      Stockholders of record of the Company may recommend director candidates for inclusion by the Board in the slate of nominees which the Board recommends to stockholders for election. Appropriate biographical information and background material must be submitted to the “BorgWarner Inc. Corporate Governance Committee” c/o BorgWarner Inc. General Counsel, 3850 Hamlin Road, Auburn Hills, Michigan 48326 in a timely manner. Assuming that appropriate biographical and background material is provided for candidates recommended by stockholders, the Corporate Governance Committee will evaluate those candidates by following substantially the same process, and applying substantially the same criteria, as for candidates submitted by Board members. The General Counsel will review the information and provide to the Chairman of the Corporate Governance Committee an assessment of the candidate’s independence, freedom from conflicts of interest and general suitability. If the Chairman of the Committee decides to submit the candidate to the entire Committee, each member will receive the candidate’s background information and will be afforded an opportunity to interview the candidate.

      In considering whether to recommend to the full Board any candidate for inclusion in the Board’s slate of recommended director nominees, the Corporate Governance Committee will consider, among other things, the following factors:

•	personal and professional ethics, integrity and values;

•	the education and breadth of experience necessary to understand business problems and evaluate and postulate solutions;

•	interest and availability of time to be involved with the Company and its employees over a sustained period;

•	stature to represent the Company before the public, stockholders and various others who affect the Company;

•	willingness to objectively appraise management performance in the interest of the stockholders;

•	open mindedness on policy issues and areas of activity affecting overall interests of the Company and its stockholders;

•	involvement only in activities and interests that do not create a conflict with the director’s responsibilities to the Company and its stockholders;

•	ability to evaluate strategic options and risks;

•	contribution to the Board’s desired diversity and balance; and

•	willingness to limit public company board service to four or fewer boards of public companies, unless the Corporate Governance Committee approves otherwise.

      The Company believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. If the Corporate Governance Committee determines that a stockholder-nominated candidate is suitable and that the candidate should be recommended to the full Board, a quorum of the full

Board must discuss whether to include the candidate in the slate of nominees which the Board recommends to stockholders for election and, if appropriate, adopt a resolution authorizing the inclusion.

      Executive Committee. The present members of the Executive Committee are Directors Drummond, Manganello and Michas. The Executive Committee is empowered to act for the full Board during intervals between Board meetings when telephonic meetings cannot reasonably be arranged, with the exception of certain matters that by law may not be delegated. The Executive Committee met one time during 2004.

      Executive Sessions. The non-employee directors meet in executive sessions without the presence of any corporate officer or member of management in conjunction with regular meetings of the Board. Director Butler is the presiding director of these executive sessions until his retirement at the 2005 Annual Meeting. After the 2005 Annual Meeting, Director Glaske will be the presiding director. Interested parties can make concerns known directly to the non-management directors on-line at www.mysafeworkplace.com or by toll-free call to 1-800-461-9330.

Involvement in Certain Legal Proceedings

      On October 5, 2000, Owens Corning and 17 of its United States subsidiaries filed petitions for reorganization under Chapter 11 of the Bankruptcy Code in the U.S. Bankruptcy Court in Wilmington, Delaware. Owens Corning stated that it took the action to address demands on its cash flow resulting from asbestos-related liability. David T. Brown, a director of the Company, was a Vice President of Owens Corning and President, Insulating Systems Business from January 1997 to December 2000, Executive Vice President and Chief Operating Officer of Owens Corning from January 2001 to March 2002, and has been President and Chief Executive Officer of Owens Corning since April 2002. Mr. Brown was also an executive officer of two of the 17 Owens Corning subsidiaries at the time of the filing of the bankruptcy petitions.

Director Compensation

      The annual retainer for non-employee directors is $40,000 for service on the Board of Directors. Each non-employee director receives $1,500 for each Board meeting attended. Committee members also receive $1,500 ($3,000 if Chairman of the committee) for each committee meeting attended. In recognition of increased time commitments, the Chairman of the Finance and Audit Committee received $5,000 for each committee meeting attended since January 1, 2005. The Company pays for the expenses associated with attendance at Board and committee meetings.

      Under the BorgWarner Inc. 2004 Stock Incentive Plan (the “2004 Plan”), commencing in 2005, each non-employee director will receive $165,000 worth of restricted stock at the beginning of each three-year term. One third of the amount will vest each year of the three-year term. For the Class I and Class II non-employee directors who have one year and two years remaining in their current terms, respectively, each non-employee director will receive a pro rata award in 2005 ($55,000 for each Class I director and $110,000 for each Class II director), which will vest evenly over the remainder of their current terms.

REPORT OF THE BORGWARNER INC. FINANCE AND AUDIT COMMITTEE

      The Finance and Audit Committee of the Board of Directors of BorgWarner Inc. is charged with assisting the full Board with respect to fulfilling the Board’s oversight responsibility with respect to the quality and integrity of the accounting, auditing and financial reporting practices of the Company. The Committee also has the responsibility for, among other things, selection and compensation of the independent registered public accounting firm, monitoring the independent registered public accounting firm’s qualifications, independence and work (including resolving any disagreements between management of BorgWarner Inc. and the independent registered public accounting firm regarding financial reporting), pre-approving all audit services to be performed by the independent registered public accounting firm, monitoring the performance of the Company’s internal audit function and advising the Board on corporate financial policy and capital structure and reviewing capital expenditure plans, financing plans, pension plans and risk management programs. The responsibilities of the Committee are set forth in its charter, which is reviewed at least annually. In early 2005, the Board adopted amendments to the charter of the Committee. The revised charter is attached as Appendix A. During 2004, the Committee met seven times, and the Committee discussed the interim financial information contained in each quarterly earnings announcement with the chief financial officer or acting chief financial officer, controller and the independent registered public accounting firm prior to its public release.

      Each member of the Committee meets the independence requirements set by the New York Stock Exchange, Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission. The Board of Directors has determined that Mr. Novak is a financial expert as defined by the rules and regulations of the Securities and Exchange Commission. None of the members of the Committee simultaneously serve on the audit committees of more than two other public companies.

      With respect to the 2004 financial statements, the Committee reviewed the 2004 financial results and financial condition with management. The Committee met with selected members of management and Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte & Touche”), the independent registered public accounting firm appointed by the Committee, to review the financial statements (including quarterly reports), discussing such matters as the quality of earnings; estimates, allowances and accruals; suitability of accounting principles; other judgment areas; and audit adjustments, whether recorded or not. In addition, the Committee considered the quality and adequacy of the Company’s internal controls, taxation issues, and other areas as appropriate to its oversight of the financial reporting and audit processes.

      In discharging its oversight responsibilities as to the audit process, the Committee:

•	satisfied itself as to Deloitte & Touche’s independence through a review of relationships and services that might affect the objectivity of the auditors, a review of the written disclosures and letter from Deloitte & Touche required by Independence Standards Board Standard No. 1 and discussions with Deloitte & Touche concerning their independence;

•	discussed with Deloitte & Touche all matters required to be discussed by Statement of Auditing Standards No. 61, as amended, “Communication with Audit Committees” and PCAOB Auditing Standard, No. 2, “An Audit of Internal Control Over Financial Reporting Performed in Conjunction with an Audit of Financial Statements,” including any difficulties encountered in the course of the audit work, any restrictions on the scope of the activities or access to requested information and any significant disagreements with management of the Company;

•	discussed with the Company’s management and Deloitte & Touche the overall audit process, including audit reports;

•	discussed and reviewed management’s documentation, testing, remediation and evaluation of the Company’s internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations;

•	received written materials addressing Deloitte & Touche’s internal quality control procedures and other matters, as required by NYSE listing standards;

•	discussed with the Company’s management and Deloitte & Touche significant reporting issues and judgments made in connection with the preparation of the Company’s financial statements;

•	reviewed any significant reports to the Company’s management prepared by the Company’s internal auditing department and management’s responses;

•	established procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

•	provided Deloitte & Touche full access to the Committee to report on any and all appropriate matters;

•	was informed of and reviewed the oaths and certifications of the Chief Executive Officer and Chief Financial Officer required by the Securities and Exchange Commission General Order 4-460 and by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, and was informed of the processes followed by management in supporting these oaths and certifications; and

•	recommended to the Board, subject to stockholder ratification, the reappointment of Deloitte & Touche as independent registered public accounting firm for the Company. The Board concurred with this recommendation.

Principal Accountant Fees and Services

      Aggregate fees billed to us for the years ended December 31, 2004 and 2003, for professional services performed by Deloitte & Touche, were as follows:

	2004	2003

Audit Fees	$3,532,000	$1,529,000
Audit-Related Fees	$241,000	$366,000

Total Audit and Audit-Related Fees	$3,773,000	$1,895,000
Tax Fees	$217,000	$246,000
All Other Fees	$—	$506,000

Total Fees	$3,990,000	$2,647,000

(1)	Audit fees consist of fees for professional services performed to comply with the standards of the Public Company Accounting Oversight Board (United States), including the recurring audit of the Company’s consolidated financial statements. This category also includes fees for audits provided in connection with statutory and regulatory filings or services that generally only the principal auditor reasonably can provide to a client, such as procedures related to audit of income tax provisions and related reserves, consents and assistance with and review of documents filed with the Securities and Exchange Commission. In 2004, audit fees also include fees for professional services rendered for the audits of (i) management’s assessment of the effectiveness of internal control over financial reporting and (ii) the effectiveness of internal control over financial reporting.

(2)	Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements. This category includes fees related to assistance in financial due diligence related to acquisitions, general assistance with implementation of the new requirements of the Securities and Exchange Commission rules pursuant to the Sarbanes Oxley Act of 2002, audits of financial statements of employee benefit plans and various attest services.

(3)	Tax fees primarily include the aggregate fees billed for professional services provided by Deloitte & Touche in connection with tax compliance and tax planning.

(4)	All other fees consist of fees for products and services other than the services reported above. During 2003, all other fees consisted of permitted information technology services related to financial information systems design and implementation.

      The Committee has concluded that the provision of the non-audit services, the fees of which are listed above as “All Other Fees,” is compatible with maintaining the auditors’ independence.

      The Committee has adopted procedures for pre-approving all audit and non-audit services provided by the independent registered public accounting firm, including the fees and terms of such services. These procedures include reviewing detailed back-up documentation for audit and permitted non-audit services. The documentation includes a description of, and a budgeted amount for, particular categories of non-audit services that are recurring in nature and therefore anticipated at the time that the budget is submitted. Committee approval is required to exceed the pre-approved amount for a particular category of non-audit services and to engage the independent registered public accounting firm for any non-audit services not included in those pre-approved amounts. For both types of pre-approval, the Committee considers whether such services are consistent with the Securities and Exchange Commission’s and Public Company Accounting Oversight Board’s rules on auditor independence. The Committee also considers whether the independent registered public accounting firm is best positioned to provide the most effective and efficient service, based on such reasons as the auditor’s familiarity with the Company’s business, people, culture, accounting systems, risk profile, and whether the services enhance the Company’s ability to manage or control risks and improve audit quality. The Committee may form and delegate pre-approval authority to subcommittees consisting of one or more members of the Committee, and such subcommittees must report any pre-approval decisions to the Committee at its next scheduled meeting.

      The Committee has the authority, to the extent that it deems appropriate, to retain independent legal, accounting or other advisors.

      The Committee provided guidance and oversight to the internal audit function, including the audit plan, and results of internal audit activity. The Director of Internal Audit had routine opportunity to meet with the Committee to discuss any matters desired and met with the Committee at each meeting.

      Based on its work and the information received as outlined above, the Committee recommended to the Board that the Company’s audited financial statements for the year ended December 31, 2004, including the disclosures made in management’s discussion and analysis, be included in the Annual Report to Stockholders on Form 10-K, for filing with the Securities and Exchange Commission. The Committee is satisfied that it has met its responsibilities for the year ended December 31, 2004 under its charter and that the financial reporting and audit processes of the Company are functioning appropriately.

BORGWARNER INC. FINANCE AND AUDIT COMMITTEE

John Rau, Chairman

Phyllis O. Bonanno                 Dr. Andrew F. Brimmer                 Alexis P. Michas                 Ernest J. Novak, Jr.

Security Ownership of Certain Beneficial Owners and Management

      The following table sets forth, as of March 4, 2005, certain information regarding beneficial ownership of common stock by all entities that, to the best knowledge of the Company, beneficially owned more than the five percent of the common stock.

	Number of	Percent of
Name and Address of Beneficial Owner	Shares	Class

AXA Financial, Inc.	8,917,210 (a)	15.9%
1290 Avenue of the Americas
New York, NY 10104

(a)	A Schedule 13G/ A was filed on February 14, 2005 on behalf of AXA Financial, Inc., AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, AXA Courtage Assurance Mutuelle and AXA indicating sole voting power for 4,539,209 shares, shared voting power for 1,313,507 shares, sole dispositive power for 8,917,144 shares and shared dispositive power for 66 shares.

      The following table sets forth, as of March 4, 2005, certain information regarding beneficial ownership of common stock by the Company’s directors and executive officers named in the Summary Compensation Table and by all directors and executive officers as a group.

	Amount(a) and Nature(b)	Percent of
Name of Beneficial Owner	of Stock Ownership	class

Timothy M. Manganello	66,930	*
Robin J. Adams	25,310	*
John J. McGill	38,861	*
F. Lee Wilson	62,760	*
Roger J. Wood	17,000	*
Phyllis O. Bonanno	15,000	*
Andrew F. Brimmer	20,000	*
David T. Brown	600	*
William E. Butler(c)	21,000	*
Jere A. Drummond	48,000	*
Paul E. Glaske	40,820	*
Alexis P. Michas	88,560	*
Ernest J. Novak, Jr.	2,000	*
John Rau	22,800	*
All directors and executive officers of the Company (25 persons)	616,726	1.09%

*	Represents less than one percent.

(a)	Includes the following number of shares issuable upon the exercise of options within the next 60 days: 6,918 for Mr. Manganello; 14,000 for Ms. Bonanno; 18,000 for Dr. Brimmer; 18,000 for Mr. Butler; 20,000 for Mr. Drummond; 18,000 for Mr. Glaske; 20,000 for Mr. McGill; 14,000 for Mr. Michas; 18,000 for Mr. Rau; 50,000 for Mr. Wilson; and 266,771 for all directors and executive officers of the Company.

(b)	Includes all shares with respect to which each officer or director directly, or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares the power to vote or to direct voting of such shares or to dispose or to direct the disposition of such shares.

(c) Mr. Butler will retire at the 2005 Annual Meeting.

      In addition to the shares of Common Stock reported above, the following directors have acquired phantom stock units through the deferral of director fees under the Borg-Warner Automotive, Inc. Board of Directors Deferred Compensation Plan: Ms. Bonanno has 2,849.07 phantom stock units; Dr. Brimmer has 3,518.58 phantom stock units; Mr. Brown has 31.56 phantom stock units; Mr. Drummond has 8,260.78 phantom stock units; Mr. Glaske has 1,028.66 phantom stock units; Mr. Michas has 5,972.42 phantom stock units; Mr. Novak has 283.65 phantom stock units; and Mr. Rau has 5,080.26 phantom stock units.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934 requires that the Company’s executive officers, directors and greater than 10% stockholders file certain reports with respect to beneficial ownership of the Company’s equity securities. Based on information provided to the Company by each director and executive officer, the Company believes all reports required to be filed in 2004 were timely filed, except that Mr. Glaske and Mr. McGill each reported one transaction late on Form 4.

Code of Ethics

      The Company has long maintained a Code of Ethical Conduct which is applicable to all directors, officers and employees of the Company. In addition, the Company has adopted a Code of Ethics for CEO and Senior Financial Officers which applies to the Company’s Chief Executive Officer, Chief Financial Officer, Treasurer and Controller. Each of these codes is posted on the Company’s website at www.borgwarner.com.

Equity Compensation Plan Information

      As of December 31, 2004, the number of stock options outstanding under the Company’s equity compensation plans, the weighted average exercise price of outstanding options, and the number of securities remaining available for issuance were as follows:

			Number of Securities
			Remaining Available
	Number of Securities		for Future Issuance
	to be Issued Upon	Weighted-Average	Under Equity
	Exercise of	Exercise Price of	Compensation Plans
	Outstanding Options,	Outstanding Options,	(excluding securities
Plan Category	Warrants and Rights	Warrants and Rights	reflected in column(a))

	(a)	(b)
Equity compensation plans approved by security holders	2,990,000	$33.30	1,637,000
Equity compensation plans not approved by security holders	0	N/A	0

Total	2,990,000		1,637,000

Executive Compensation

      The following table shows, for the years ended December 31, 2004, 2003 and 2002, the cash compensation paid by the Company and its subsidiaries, as well as certain other compensation paid or accrued for these years, to the Company’s Chief Executive Officer and certain executive officers.

SUMMARY COMPENSATION TABLE

						Long Term
						Compensation
						Awards(b)
							Long Term
		Annual Compensation		Other Annual		Securities	Incentive	All Other
Name and Principal				Compensation		Underlying	Plan	Compensation
Position	Year	Salary($)	Bonus($)	($)(a)		Options(#)	Payouts	($)(c)

Timothy M. Manganello	2004	$600,000	$705,773	$0		12,536	$796,000	$173,559
Chairman and CEO	2003	$538,144	$768,877	$69,548	(d)	0	$286,800	$146,743
	2002	$381,625	$624,109	$0		5,766	$382,460	$66,425
Robin J. Adams	2004	$282,051	$435,780	$0		32,963	$222,880	$32,310
Exec. Vice President, CFO	2003	$—	$—	$—		—	$—	$—
	2002	$—	$—	$—		—	$—	$—
John J. McGill	2004	$247,600	$373,403	$0		7,778	$413,920	$34,524
Vice President	2003	$247,600	$560,853	$68,383	(e)	0	$248,560	$31,117
	2002	$234,600	$312,005	$0		0	$382,460	$22,789
F. Lee Wilson	2004	$260,000	$342,301	$344,800	(f)	0	$413,920	$32,639
Vice President	2003	$247,600	$332,731	$648,832	(f)	0	$191,200	$26,471
	2002	$234,600	$403,263	$323,605	(f)	0	$205,940	$24,026
Roger J. Wood	2004	$255,300	$291,637	$0		7,343	$366,160	$57,260
Vice President	2003	$232,100	$387,933	$0		3,663	$191,200	$69,626
	2002	$210,000	$336,949	$0		0	$147,100	$38,551

(a)	Excludes certain non-cash benefits that are deemed compensation for federal income tax purposes. These non-cash benefits are provided by the Company to its executive officers and include group term life insurance and automobiles. The net cost to the Company of such benefits during 2002, 2003, or 2004 did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus for each named executive officer.

(b)	No restricted stock awards were made in 2002, 2003, or 2004.

(c)	Includes amounts contributed by the Company on behalf of the named executive officers during 2002, 2003, and 2004 pursuant to the provisions of the BorgWarner Inc. Retirement Savings Plan and credits made pursuant to the BorgWarner Inc. Retirement Savings Excess Benefit Plan.

(d)	Mr. Manganello received $69,548 (including tax gross-up) for temporary corporate housing expenses in connection with the relocation of the BorgWarner Corporate Headquarters to Auburn Hills, MI.

(e)	Includes $64,160 in relocation expense reimbursements (including tax gross-up).

(f)	Includes the following amounts (including tax gross up) related to international assignment for the establishment of Turbo Systems World Headquarters in Germany: $344,098 in 2004, $648,130 in 2003, $322,903 in 2002.

Stock Options

      The following table sets forth information with respect to grants of stock options made during 2004 to the named executive officers.

					Potential Realizable
					Value at Assumed
	Number of				Annual Rates of Stock
	Securities	% of Total			Price Appreciation for
	Underlying	Options Granted	Exercise		Option Term
	Options Granted	to Employees in	Price	Expiration
Name	(a)	Fiscal Year	($/Sh)	Date	5%	10%

Timothy Manganello	12,536	1.2%	$44.56	7/28/14	$351,303	$890,271
Robin J. Adams	12,963	1.2%	$44.56	7/28/14	$363,269	$920,595
	20,000 (b)	1.9%	$44.30	4/26/14	$557,201	$1,412,056
John J. McGill	7,778	0.7%	$44.56	7/28/14	$217,967	$552,372
F. Lee Wilson	—	—	—	—	—	—
Roger J. Wood	7,343	0.7%	$44.56	7/28/14	$205,777	$521,479

(a)	Options are exercisable starting 24 months after the grant date, with 50% of the shares covered thereby becoming exercisable at that time and with the remaining 50% of the option shares becoming exercisable on the third anniversary date. The options were granted for a term of 10 years.

(b)	Mr. Adams received an option grant on April 26, 2004 upon his employment with the Company.

      The following table sets forth information with respect to the named executive officers concerning the exercise of stock options during 2004 and concerning unexercised options held at December 31, 2004.

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money Options
	Shares		Options at FY-End		at FY-End(b)
	Acquired	Value
Name	on Exercise	Realized	Exercisable	Unexercisable(a)	Exercisable	Unexercisable

Timothy M. Manganello	—	$—	6,918	18,302	$200,886	$286,762
Robin J. Adams	—	$—	—	32,963	$—	$321,974
John J. McGill	20,000	$503,164	20,000	25,170	$588,700	$519,340
F. Lee Wilson	—	$—	50,000	10,000	$1,654,800	$288,400
Roger J. Wood	—	$—	—	14,709	$—	$226,210

(a)	Represents shares that could not be acquired by the named executive officer as of December 31, 2004 and that become exercisable based upon the satisfaction of certain periods of employment.

(b)	Represents the difference between the exercise price and the closing share price of Common Stock on December 31, 2004.

Long-Term Incentive Plans

      The following table sets forth information with respect to the named executive officers concerning long-term incentive plan awards made during 2004 pursuant to the Company’s Executive Stock Performance Plan.

			Estimated Future Payouts
	Number	Performance	under Non-Stock
	of Shares	or Other	Price-Based Plans(b)
	Units or	Period Until
	Rights	Maturation	Threshold	Target	Maximum
Name	(#)(a)	or Payout	($)	($)	($)

Timothy M. Manganello	700	36 months	175,000	700,000	1,225,000
Robin J. Adams	400	36 months	100,000	400,000	700,000
John J. McGill	260	36 months	65,000	260,000	455,000
F. Lee Wilson	260	36 months	65,000	260,000	455,000
Roger J. Wood	260	36 months	65,000	260,000	455,000

(a)	Performance units with an initial value of $1,000 per unit.

(b)	Payouts under the Company’s Executive Stock Performance Plan are based upon the percentile rank of the total stockholder return of the Company among the total stockholder returns of a peer group of companies. Total stockholder return is based on a formula relating to market price appreciation of the Company’s common stock and dividend return as compared to the peer group companies’ stock market price appreciation and dividend returns.

Change of Control Employment Agreements

      The Company has entered into Change of Control Employment Agreements (the “Change of Control Employment Agreements”) with each of its executive officers. Below is a general description of certain terms and conditions of the Change of Control Employment Agreements.

      In the event of a “Change of Control” of the Company followed within three years by (1) the termination of the executive’s employment for any reason other than death, disability, or “Cause” or (2) the termination of the executive’s employment by the executive for “Good Reason,” the Change of Control Employment Agreements provide that the executive shall be paid a lump sum cash amount equal to three times the executive’s annual base salary and recent average bonus, and a lump sum cash amount equal to three times the Company’s retirement contributions which would have been made on behalf of the executive in the first year after termination of employment. If an excise tax is imposed under Section 4999 of the Internal Revenue Code on payments received by the executive due to a change of control of the Company or any interest or penalty is incurred by the executive with respect to such excise tax, the Company will pay the executive an amount that will net the executive the amount the executive would have received if the excise or penalty had not been imposed. In addition, the executive is entitled to continued employee welfare benefits for three years after termination of employment.

      “Change of Control” means (a) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934) of beneficial ownership of 20% or more of either (i) the then outstanding shares of Common Stock of the Company or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors, (b) a change in the majority of the Board, or (c) major corporate transaction, such as a merger, sale of substantially all of the Company’s assets or a liquidation, which results in a change in the majority of the Board or a majority of stockholders.

      “Cause” means the willful and continued failure of the executive to perform substantially the executive’s duties or the willful engaging by the executive in illegal conduct or gross misconduct materially injurious to the Company.

      “Good Reason” means the diminution of responsibilities, assignment to inappropriate duties, failure of the Company to comply with compensation or benefit provisions, transfer to a new work location more than 35 miles from the executive’s previous work location, a purported termination of the Change of Control Employment Agreement by the Company other than in accordance with the Change of Control Employment Agreement, or failure of the Company to require any successor to the Company to comply with the Change of Control Employment Agreement.

      Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings by reference, including this Proxy Statement, in whole or in part, the following Compensation Committee Report on Executive Compensation and Performance Graph shall not be incorporated by reference into any such filings.

Compensation Committee Report on Executive Compensation

      The Compensation Committee of the Board of Directors of BorgWarner Inc. consists of four independent outside directors. The Committee is responsible for setting and administering the policies that govern base salary, annual bonus, long-term incentives, and stock ownership programs for the executive officers of the Company.

Compensation Philosophy

      The Company’s executive compensation program is designed to link executive compensation to corporate performance. To this end, the Company has developed an overall compensation strategy and specific compensation plans that tie executive compensation to the Company’s success in meeting specified performance goals. The pay programs are designed to encourage collaboration and the maximization of long-term stockholder value. Key objectives of the Company’s executive compensation philosophy are summarized below:

•	To attract and retain the best possible executive talent;

•	To motivate these executives to achieve goals that support the Company’s business strategy;

•	To link executive and stockholder interests through equity-based plans; and

•	To provide a compensation package that is based on individual performance as well as overall business results.

      The Compensation Committee reviews the Company’s executive compensation program annually. It determines the compensation of the Chief Executive Officer and the officers of the Company, reviews the policies and philosophy set for the next level of key executives (approximately 300), and evaluates and recommends to the Board of Directors all long-term incentive plans. This process is designed to ensure congruity throughout the executive compensation program. In reviewing the individual performance of the executives whose compensation is detailed in this proxy statement (other than Mr. Manganello), the Compensation Committee takes into account the views of Mr. Manganello.

      Total compensation levels (including base salary, annual bonus, and long-term incentives) for BorgWarner’s executives are compared to the compensation paid to executives at similar companies in the durable manufacturing sector that have total sales in the range of $2 billion to $4 billion, with data being collected from several prominent executive compensation surveys (the “Compensation Surveys”). In addition to the Compensation Surveys, the Compensation Committee also considers the compensation reported for executives by the companies included in a peer group of automotive companies (the “Peer Group Companies”). Financial results of the Peer Group Companies are used to compare stockholder returns on the performance graph. The Compensation Committee may adjust compensation levels based upon information obtained from the Compensation Surveys and the Peer Group Companies.

Components of Compensation

      The key elements of the Company’s executive compensation program are base salary, annual bonus and long-term incentives that consist of cash compensation, Company stock, and stock options. Annual bonus plans include performance measures that are relevant to the Company’s operations and financial performance, in terms of creating economic value. Long-term incentives may include various vehicles, as appropriate, including but not limited to stock options, stock appreciation rights, restricted stock, stock units, and performance shares/ units. Additionally, certain executive benefits and perquisites may be utilized, when determined appropriate, based on corporate initiatives and competitive practices.

Base Salaries

      Annual salary adjustments are determined by the Compensation Committee by examining each executive officer’s current responsibilities, the executive officer’s individual and business unit performance, and by comparing the executive officer’s current base salary to competitive median salaries as reported in the Compensation Surveys and by the Peer Group Companies. For 2004, the Compensation Committee set base salary levels for the executive officers based primarily on external market data and the performance of each executive officer during the previous year.

Annual Bonus

2004 Annual Bonus Awards

      The Company’s executive officers are eligible to participate in an annual cash bonus plan. Performance objectives are established at the beginning of each year for the Company, Business Group and each of its business units. The performance objectives are based on the increase in economic value of the Company, Business Group and/or business unit over the prior year. Economic value is determined by a formula taking into account the after-tax operating income and the average operating investment of the Company, Business Group or business unit.

      Eligible executives are assigned threshold, target, and maximum bonus levels. For those executive officers responsible for the entire Company, 100 percent of their bonus opportunity is based on the increase in economic value for the Company; for those executive officers responsible for a business unit, 15 percent of the bonus opportunity is based on the increase in economic value of the Business Group (Engine or Drivetrain) of which the business unit is a part, 30 percent of the bonus opportunity is based on the increase in economic value for the Company and 55 percent is based on the increase in economic value of the assigned business unit. If the threshold level of these performance measures is not met, no bonus is paid.

      To encourage a longer-term perspective while continuing to reward participants for the achievement of annual goals, the bonus plan for executives includes a “Carryover Bonus” feature. Carryover Bonus allows participants in the bonus plan to earn — over a two-year period — any bonus opportunity (up to specified maximum limits) that was not attained during the current plan year. Executives can earn the balance of the unattained bonus opportunity whenever cumulative value targets are achieved during the subsequent two years. No Carryover Bonus from a prior year is earned if the threshold level of performance for the current year is not achieved.

      The potential annual total cash compensation (base salary plus bonus) for each executive officer is targeted at the approximated 65th percentile of annual total cash compensation levels for similar positions as reported by comparable companies in the Compensation Surveys. In a given year, Carryover Bonus from prior years may increase the annual bonus opportunity of the executive officers above the regular target levels.

      Although annual bonuses depend primarily on the achievement of performance objectives as described above, the Compensation Committee may adjust bonus measures and awards based on other financial or nonfinancial actions that the Compensation Committee believes will benefit long-term stockholder value.

      After an analysis of the considerations set forth above, cash bonuses were paid to executive officers. The increase in economic value of the Company in 2004 resulted in a bonus payout between the target and the maximum opportunity level for the portion of individual bonuses based on overall corporate performance.

      As more particularly described beginning on page 20 of this proxy, on February 2, 2005, the Board of Directors has approved, subject to stockholder approval, the BorgWarner Inc. 2005 Executive Incentive Plan, a new annual incentive bonus plan. If approved by the stockholders, this incentive bonus plan will establish beginning with the 2005 fiscal year, an annual award pool for the Company’s senior executives based on the Company’s operating income, as disclosed in the Company’s Consolidated Statements of Operations. In recommending this incentive bonus plan to the Board, the Compensation Committee determined that such a program would further its overall compensation strategy as described above, as well as provide a more competitive compensation program for the eligible executive group. Participants receiving an award under this Plan would not be eligible for a bonus under the annual cash bonus plan.

Long-Term Incentives

Executive Stock Performance Plan

      The BorgWarner Inc. Executive Stock Performance Plan is a long-term incentive plan for selected top senior executives including the named executive officers. It is designed to provide competitive payouts at the end of a three-year period relative to how well the Company performs against the Peer Group Companies in terms of total shareholder return (“TSR”). Participants in this plan did not receive regular stock option grants under the BorgWarner Inc. 2004 Stock Incentive Plan.

      The award levels under the Executive Stock Performance Plan were targeted to pay at approximately the 65th percentile of total direct compensation (as reported by the Compensation Surveys) for 65th percentile TSR performance relative to the TSR performance of the Peer Group Companies.

      Awards under this plan are paid out in the form of stock and sufficient cash to meet tax withholding requirements. Payments made under this plan are exempt from the provisions of Section 162(m) of the Code that limit the tax deductibility of compensation in excess of $1 million.

      The Executive Stock Performance Plan is administered by a committee which consists solely of two or more “outside directors” as defined by Section 162(m) of the Code and the regulations thereunder.

      For the period between January 1, 2002 and December 31, 2004, Mr. Manganello had a target award of 500 performance units at a par value of $1,000 per unit. At the end of the performance period, the Company’s TSR performance was at the 86th percentile of the TSR performance of the Peer Group Companies. As a result, Mr. Manganello earned an award of $796,000.

      For the period between January 1, 2003 and December 31, 2005, Mr. Manganello has a target award of 700 performance units at a value of $1,000 per unit. Depending upon the performance of the Company, Mr. Manganello’s final award can range from $0 per unit if the Company’s TSR performance is below the 25th percentile of the TSR performance of the Peer Group Companies to $1,750 per unit if the Company’s TSR performance is at the 90th percentile (or higher) of the TSR performance of the Peer Group Companies.

      For the period between January 1, 2004 and December 31, 2006, Mr. Manganello has a target award of 700 performance units at a value of $1,000 per unit. Depending upon the performance of the Company, Mr. Manganello’s final award can range from $0 per unit if the Company’s TSR performance is below the 25th percentile of the TSR performance of the Peer Group Companies to $1,750 per unit if the Company’s TSR performance is at the 90th percentile (or higher) of the TSR performance of the Peer Group Companies.

      Under the terms of the Executive Stock Performance Plan, no awards may be granted after December 31, 2004. Accordingly, the final three-year period for which awards have been granted under the Executive Stock Performance Plan was for the three-year period beginning January 1, 2004 and ending on December 31, 2006.

BorgWarner Inc. 2004 Stock Incentive Plan

      In 2004, the stockholders approved the BorgWarner Inc. 2004 Stock Incentive Plan. The BorgWarner Inc. 2004 Stock Incentive Plan provides for the award of stock options, stock appreciation rights, restricted stock, stock units, performance shares and performance units.

      Executives may receive annual stock option awards based on competitive market conditions, their level of responsibility for the management and growth of the Company, and individual contributions. Current base salary and annual incentive opportunity, as well as the size and timing of previous stock option awards, are also considered when determining annual stock option awards.

      For other executives not eligible for the Executive Stock Performance Plan, the Company uses stock options under the BorgWarner Inc. 2004 Stock Incentive Plan to align the interests of this next level of executives with those of the stockholders and to retain and motivate these executives to continue the long-term focus required for the Company’s future success.

      All stock options are granted at no less than the fair market value of the stock on the date of grant. The number of shares awarded to each recipient is determined by an analysis of median competitive data provided in the Compensation Surveys. The analysis is based on the current discounted market value of the Company’s stock and the annualized cash value of competitive grants. All options granted by the Company have vesting requirements and a ten-year term.

      The gains on stock options granted by the Company are exempt from the provisions of Section 162(m) of the Code which limit the tax deductibility of compensation in excess of $1 million.

      No regular stock option grants were awarded to Mr. Manganello in 2004.

      Beginning with the 2005 fiscal year, the Company will grant awards of Performance Shares and Non-Qualified Stock Options to the top senior executives under the BorgWarner Inc. 2004 Stock Incentive Plan. Such grants will be made in place of awards under the Executive Stock Performance Plan. The Performance Shares will be granted for a three-year period beginning January 1, 2005 and will be based on total shareholder return relative to the Company’s Peer Group during the three-year performance period that begins on January 1, 2005 and ends on December 31, 2007. The Non-Qualified Stock Option Awards will have the same terms and conditions as are established for the other participants in the plan. In the future, the Company’s philosophy for long-term incentives is to provide the top senior executives with an economic opportunity, at grant, that matches the 65th percentile.

Redesign for 2005

      The Compensation Committee has been working directly with its executive compensation consultant to implement a proposed new long-term incentive design for executive officers, to be effective in 2005. The proposed design was developed following an extensive review of the Company’s business strategy, executive compensation goals, and past executive pay practices.

Ownership Guidelines

      The Company has established stock ownership guidelines for the senior officers of the Company. These guidelines are maintained in order to strengthen the link between long-term corporate performance and executive rewards. Mr. Manganello is expected to own three times the average of his annualized salary and target bonus for the prior three years; the other officers named in this proxy are expected to own two times the average of their annualized salary and target bonus for the prior three years.

      If a senior executive owns more BorgWarner stock than required by these guidelines, the executive is then eligible to receive an additional award of stock options equal to the value of the ownership above the required level divided by the Company stock price at the time this award is computed. The maximum number of option shares that can be granted in one year to an executive for ownership above the required level is 100,000 shares.

      Mr. Manganello received an award of 12,536 stock options in 2004 for stock ownership above the required level. In addition, eight other executives also exceeded the ownership requirements. The combined total of options to be granted to these eight executives amounted to 44,417 options.

2004 Compensation for the Chief Executive Officer

      The Compensation Committee meets without the Chief Executive Officer present to evaluate his performance and establish his compensation. Compensation for the Company’s Chief Executive Officer is based on the same basic factors as described above for the other members of senior management. Mr. Manganello participates in the same executive compensation plans available to other executive officers.

      In establishing the base salary, cash incentive awards, and stock awards for 2004, the Compensation Committee considered BorgWarner’s overall performance. For 2004, Mr. Manganello had a base salary of $600,000 an increase of 9.09 percent from 2003. Mr. Manganello earned an annual bonus of $705,773 for performance in fiscal 2004; of this, $35,343 represents Carryover Bonus from 2003.

      This represented a payout above target and is the result of BorgWarner exceeding its financial performance targets set prior to the start of 2004. In addition, as was disclosed earlier, for the period between January 1, 2002 and December 31, 2004, Mr. Manganello had a target award of 500 performance units at a par value of $1,000 per unit. At the end of the performance period, the Company’s TSR performance was at the 86th percentile of the TSR performance of the Peer Group Companies. As a result, Mr. Manganello earned an award of $796,000.

Deductible Compensation of Officers

      Section 162(m) of the Code provides that compensation in excess of $1 million paid to the chief executive officer and the other most highly compensated executive officers of a public company will generally be nondeductible for federal income tax purposes, subject to certain exceptions. The Committee intends to structure compensation arrangements in a manner that will avoid the deduction limitations imposed by Section 162(m) in appropriate circumstances. However, the Committee believes that it is important and necessary that the Committee retain the right and flexibility to provide and revise compensation arrangements, such as base salary and cash bonus incentive opportunities, that may not qualify under Section 162(m) if, in the Committee’s view, such arrangements are in the best interests of the Company and its stockholders.

      During 2004, Mr. Manganello received compensation in excess of the $1 million limitation on deductibility under Section 162(m) of the Code. Consequently, $305,773 of the compensation earned by Mr. Manganello in 2004 was not deductible by the Company.

      Compensation subject to the $1 million limitation on deductibility under Section 162(m) of the Code was not paid in 2004 to any of the other named executive officers.

Submitted by the Compensation Committee

Paul E. Glaske, Chairman

William E. Butler                 Jere A. Drummond                 John Rau

Comparison of Cumulative Total Return

Among Company, Industry Index, Peer Group and S&P 500 Index(1)

	1999	2000	2001	2002	2003	2004

BORGWARNER(2)	100.0	100.42	132.93	129.73	221.40	285.08

SIC CODE INDEX(3)	100.0	68.86	89.92	73.55	109.99	111.84

PEER GROUP INDEX(4)	100.0	82.76	110.84	93.50	138.42	154.74

S&P 500 INDEX(5)	100.0	90.89	80.09	62.39	80.29	89.02

(1)	Assumes $100 invested on December 31, 1999; assumes dividends reinvested for period of December 31, 1999 through December 31, 2004.

(2)	BorgWarner Inc. (As compiled by Research Data Group, Inc. of San Francisco, CA).

(3)	Standard Industrial Code (“SIC”) 3714 — Motor Vehicle Parts & Accessories (As compiled by Research Data Group, Inc. of San Francisco, CA).

(4)	Peer Group Companies — Consists of the following companies: ArvinMeritor, Inc., Autoliv, Inc., Cummins Engine, Inc., Dana Corporation, Delphi Corporation, Dura Automotive Systems, Inc., Eaton Corporation, Johnson Controls, Inc., Lear Corporation, Magna International, Inc. Class A, Modine Manufacturing Co., Tenneco Automotive, Inc., Tower Automotive, Inc., and Visteon Corporation (As compiled by Research Data Group, Inc. of San Francisco, CA).

(5)	S&P 500 — Standard & Poor’s 500 Total Return Index (As compiled by Research Data Group, Inc. of San Francisco, CA).

PROPOSAL 2 — APPROVAL OF THE BORGWARNER INC. 2005 EXECUTIVE INCENTIVE PLAN

      The Board recommends that stockholders approve the BorgWarner Inc. 2005 Executive Incentive Plan (the “Plan”), which was adopted by the Board of Directors at its February 2, 2005 meeting, subject to stockholder approval. The Plan will not become effective, and awards will not be granted under the Plan unless stockholder approval is obtained. One of the primary reasons for seeking stockholder approval of the Plan is to satisfy the performance-based compensation exception from the tax deduction limit imposed by Section 162(m) of the Internal Revenue Code (the “Code”) for compensation paid by the Company to certain employees. This Code provision limits the Company’s annual deduction for compensation that does not qualify for the performance-based compensation exception to $1,000,000 for each such employee. The key features of the Plan are summarized below, with the full text of the Plan included in Appendix B to this Proxy Statement.

      Each of the executive officers of the Company listed on page 12 of this proxy and in the Table of New Plan Benefits below will be eligible for awards under the Plan, and accordingly, has a substantial interest in the Plan becoming approved.

Objectives of the Plan

      The primary objectives of the Plan are: (i) to attract, motivate, and retain high-caliber individuals by providing competitive annual incentive opportunities, (ii) to provide an incentive to key employees of the Company who have significant responsibility for the success and growth of the Company; and (iii) to satisfy the requirements of Section 162(m) of the Code.

Administration of the Plan

      The Plan shall be administered by the Compensation Committee (“Committee”) of the Board of Directors, which consists exclusively of two (2) or more nonemployee directors. The Committee shall have full power in its discretion to, among other things: (i) select key employees who shall participate in the Plan; (ii) determine the sizes and types of awards (“Awards”); (iii) determine the terms and conditions of Awards; (iv) construe and interpret the Plan; and (v) amend or terminate the Plan in whole or in part.

Participation

      All employees of the Company and its subsidiaries who are determined by the Committee to be key employees are eligible to participate in the Plan. The Committee may select from all eligible key Employees those to whom Awards shall be granted in any given Plan Year and shall determine the amount of each Award. As of February 2, 2005, approximately 16 key employees would have been eligible to receive awards under the Plan.

Awards

      The Compensation Committee shall (1) establish an Award Pool equal to two and a quarter percent (2 1/4%) of the Company’s operating income, as disclosed in the Company’s Consolidated Statements of Operations, and (2) award key employees selected for participation a percentage of the Award Pool. The Compensation Committee may, in its discretion, decrease the size of the Award Pool or the Award for any Participant. The total amount of all Awards under the Plan for any Plan Year may not exceed one hundred percent (100%) of the amount in the Award Pool for that Plan Year. The maximum Award for any Participant in a given Plan Year may not exceed fifty percent (50%) of the applicable Award Pool. If an employee selected for participation forfeits his or her Award for that year, the Awards for the other participants for that year cannot be increased.

Payment of Awards

      Payment of all Awards under the Plan shall be made wholly in cash. Such payment may be deferred under the company’s 2004 Deferred Compensation Plan. The Committee may, in its discretion, authorize payment to a Participant of less than the Participant’s maximum Award or may provide that a Participant may receive no Award at all. In exercising its downward discretion, the Compensation Committee shall consider such factors as it deems appropriate.

Amendment, Modification, and Termination

      Unless terminated earlier by the Committee, the Plan will remain in effect for a period of ten (10) years from the date of stockholder approval. Upon termination of the Plan, the right to grant Awards under the Plan will terminate. Prior to that date, the Committee may amend, modify, or terminate the Plan, in whole or in part, subject to the terms of the Plan. Any amendment or revision that would cause the Plan to fail to comply with any requirement of applicable law, regulation, or rule if it were not approved by stockholders will not be effective unless the stockholders of the Company approve the amendment or revision.

New Plan Benefits

      The following table shows the percentage allocations of the 2005 Award Pool for the individuals and groups referred to below.

BorgWarner Inc. 2005 Executive Incentive Plan

	Dollar Value	Percent Of
Name and Position	($)(a)	Pool (b)

Timothy M. Manganello	$2,086,425	30%
Chairman and Chief Executive Officer
Robin J. Adams	$1,390,950	20%
Executive Vice President, Chief Financial Officer and Chief Administrative Officer
Mark A. Perlick	$695,475	10%
President
Transmission Systems
Cynthia A. Niekamp	$695,475	10%
President
TorqTransfer Systems
Alfred Weber	$695,475	10%
President
Emission/ Thermal Systems
F. Lee Wilson	$695,475	10%
President
Turbo Systems
Roger J. Wood	$695,475	10%
President
Morse TEC

Executive Group	$6,954,750	100%
Non-Executive Director Group	None	None
Non-Executive Officer Group	None	None

(a)	Based on an Award Pool of $6,954,750 (2 1/4% of 2004 Company operating income of $309,100,000) which is an estimate only. Operating income numbers for 2005 are not yet determinable.

(b)	The percentage shown represents the percentage of the 2005 Award Pool granted to the individual or group. Under the Plan, the Committee has the discretion to reduce any participant’s actual award below the calculated amount or to make no award at all.

          The Board of Directors recommends a vote “FOR” approval of the BorgWarner Inc. 2005 Executive Incentive Plan.

PROPOSAL 3 — RATIFICATION OF SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

      The Board of Directors proposes that the stockholders approve the selection by the Finance and Audit Committee of Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte”) to serve as the Company’s independent registered public accounting firm for the 2005 fiscal year. The Board of Directors anticipates that representatives of Deloitte will be present at the meeting to respond to appropriate questions, and will have an opportunity, if they desire, to make a statement. This proposal will require the affirmative vote of a majority of the votes cast at the Annual Meeting.

      The Board of Directors recommends a vote “FOR” the appointment of Deloitte & Touche LLP as the independent registered public accounting firm.

OTHER INFORMATION

      The Company has no reason to believe that any other business will be presented at the Annual Meeting of Stockholders, but if any other business shall be presented, votes pursuant to the proxy will be cast thereon in accordance with the discretion of the persons named in the accompanying proxy.

Expenses of Solicitation

      The cost of solicitation of proxies will be borne by the Company. The Company has retained Mellon Investor Services LLC to assist in the solicitation of proxies. The Company will pay Mellon $9,500 plus reimbursement of reasonable expenses in connection with the solicitation. In addition to solicitation of proxies by use of the mail, proxies may be solicited by directors, officers and regularly engaged employees of the Company. Brokers, nominees and other similar record holders will be requested to forward solicitation material and will be reimbursed by the Company upon request for their reasonable out-of-pocket expenses.

Stockholder Proposals

      Stockholder proposals which are intended to be presented at the 2006 Annual Meeting of Stockholders pursuant to SEC Rule 14a-8 must be received by the Company on or before November 22, 2005, for inclusion in the proxy statement relating to that meeting.

      A stockholder who intends to present business, including the election of a director, at the 2006 Annual Meeting of Stockholders other than pursuant to Rule 14a-8 must comply with the requirements set forth in the Company’s Amended and Restated By-Laws. Among other things, to bring business before an annual meeting, a stockholder must give written notice to the Secretary of the Company no less than 90 days and not more than 120 days prior to the first anniversary of the preceding year’s annual meeting. Therefore, for stockholder proposals other than pursuant to Rule 14a-8, the Company must receive notice no sooner than December 28, 2005, and no later than January 27, 2006. The notice should contain (a) as to each person whom the stockholder proposes to nominate for election as director, all information that is required to be disclosed in solicitations of proxies for election of directors under the securities laws, including the person’s written consent to serve as a director if elected and (b) as to any other business, the reason for conducting such business; any material interest in such business the stockholder has; the name and address of the stockholder proposing such business as it appears in the Company’s books; and the number of shares of the Company that are beneficially owned by the stockholder. Stockholders should consult the Company’s Amended and Restated By-Laws to ensure that all of the specific requirements of such notice are met.

Available Information on Corporate Governance and SEC Filings

      Through its website (www.borgwarner.com), the Company makes available, free of charge, the Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, all amendments to those reports, and other filings with the Securities and Exchange Commission, as soon as reasonably practicable after they are filed. The Company also makes the following documents available on its website: the Finance and Audit Committee Charter; the Compensation Committee Charter; the Corporate Governance Committee Charter; the Company’s Corporate Governance Guidelines; the Company’s Code of Ethical Conduct; and the Company’s Code of Ethics for CEO and Senior Financial Officers. You may also obtain a copy of any of the foregoing documents, free of charge, if you submit a written request to Mary Brevard, Vice President, Investor Relations and Corporate Communications, 3850 Hamlin Road, Auburn Hills, Michigan 48326.

Appendix A

CHARTER

BORGWARNER INC.

FINANCE AND AUDIT COMMITTEE

      The BorgWarner Inc. Finance and Audit Committee (the “Committee”) is responsible for providing assistance to the Board of Directors in monitoring (i) the integrity of the financial statements of the Corporation, (ii) the independent auditor’s qualifications and independence, (iii) the performance of the Corporation’s internal audit function and independent auditors, and (iv) the compliance by the Corporation with legal and regulatory requirements.

      The Committee shall be composed of three or more directors who are free of any relationship that, in the opinion of the Board of Directors, would interfere with their individual exercise of independent judgment as a Committee member and who meet the independence and experience requirements of the New York Stock Exchange and applicable regulations of the Securities and Exchange Commission (the “Commission”). All members of the Committee shall be generally knowledgeable in financial and auditing matters and at least one member of the Committee shall be “an audit committee financial expert” as defined by the Commission. Committee members shall not simultaneously serve on the audit committees of more than two other public corporations.

      In its audit capacity, the Committee shall provide assistance to the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Corporation. The Committee shall report regularly to the Board and establish and maintain free and open communication between the directors, the independent accountants, the internal auditors and the financial management of the Corporation. The Committee will:

1.	Be directly responsible for the selection of, and compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The independent auditor shall report directly to the Committee.

2.	Preapprove all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Corporation by its independent auditor. Discuss and consider the independence of the independent auditors, including the auditors’ written affirmation of independence.

3.	Discuss and review with the independent auditors and financial management of the Corporation the proposed scope of the audit for the current year and the nature and thoroughness of the audit process; and at the conclusion thereof, receive and review audit reports including any comments or recommendations of the independent auditors.

4.	Review with the independent auditor any audit problems or difficulties and management’s response.

5.	Adopt hiring policies for employees or former employees of the independent auditor who participated in any capacity in the audit of the Corporation.

6.	Review with the independent auditors, the Corporation’s Director of Internal Audit and with the Corporation’s financial and accounting managers, the adequacy and effectiveness of the Corporation’s internal auditing, accounting and financial policies, procedures and controls; and elicit any recommendations for the improvement of existing internal control procedures or the establishment of controls or procedures. Particular emphasis should be given to the adequacy of the internal controls to expose payments, transactions or procedures which might be deemed illegal or otherwise improper.

7.	Review the internal audit function of the Corporation including proposed audit plans for the coming year, the coordination of its programs with the independent auditors and the results of the internal programs.

8.	Review and discuss recurring financial statements (including quarterly reports and disclosures made in management’s discussion and analysis) to be issued to the shareholders or the public with management and the independent auditor and recommend to the Board the inclusion of the Corporation’s audited financial statements in the Corporation’s Annual Report on Form 10-K.

9.	Review and discuss:

(a)	All critical accounting policies and practices to be used.

(b)	All alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor.

(c)	Other material written communication between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

10.	Discuss with management the Corporation’s earnings press releases, including the use of “proforma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies. Such discussion may be done generally (consisting of discussing the types of information to be disclosed and the types of presentations to be made).

11.	Investigate any matter brought to its attention within the scope of its duties and retain outside counsel or other experts for this or any other purpose, if, in its judgment, such retention is appropriate. The Corporation shall provide appropriate funding, as determined by the Committee, for payment of compensation to the independent auditor for the purpose of rendering or issuing an audit report and to any advisors employed by the Committee and for other expenses necessary or appropriate in carrying out its duties.

12.	Report Committee activities to the full Board and annually issue a summary report (including appropriate oversight conclusions) suitable for submission to stockholders.

13.	Review disclosures made to the Committee by the Corporation’s CEO and CFO during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a role in the Company’s internal controls.

14.	Ensure the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law.

15.	Obtain and review a report from the independent auditor at least annually regarding (a) the independent auditor’s internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues, and (d) all relationships between the independent auditor and the Corporation. Evaluate the qualifications, performance and independence of the independent auditor, including considering whether the auditor’s quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the auditor’s independence, taking into account the opinions of management and internal auditors. The Committee shall present its conclusions with respect to the independent auditor to the Board.

16.	Establish procedures for the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

17.	Discuss with the Corporation’s General Counsel legal matters that may have a material impact on the financial statements or the Corporation’s compliance policies.

18.	Discuss with management the Corporation’s risk assessment and risk management policies.

In its finance capacity, the Committee is responsible for:

1.	Advising the Board of Directors on corporate financial policy;

2.	Advising the Board of Directors on capital structure and related corporate financial matters;

3.	Recommending dividend policy to the Board of Directors;

4.	Reviewing capital expenditure plans;

5.	Reviewing financing plans; and

6.	Recommending to the Board of Directors the investment policy for those investment portfolios specified in resolutions adopted from time to time by the Board and monitoring the investment performance thereof.

      The Committee’s charter, policies and procedures will be reassessed at least annually to allow reaction to changing conditions and environment and to assure that the Corporation’s accounting and reporting practices are in accordance with all requirements and are of the highest quality. The Committee may amend or repeal its charter, policies and procedures, as the Committee deems appropriate. The Committee shall annually review the Committee’s own performance.

      The Committee shall meet as often as it determines necessary, but not less frequently than quarterly. The Committee shall meet periodically with management, the internal auditors and the independent auditor in separate executive sessions. These meetings shall include the independent auditors’ evaluation of the Corporation’s financial, accounting and auditing personnel and an assessment of the cooperation the independent auditors received during the review. The Committee may request any officer or employee of the Corporation or the Corporation’s outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

      The Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee shall be presented to the full Committee at its next scheduled meeting.

Appendix B

BORGWARNER INC.

2005 EXECUTIVE INCENTIVE PLAN

BORGWARNER INC.

2005 EXECUTIVE INCENTIVE PLAN

ARTICLE 1.     Establishment, Objectives, and Duration

      1.1 Establishment of the Plan. BorgWarner Inc., a Delaware corporation (the “Company”), hereby establishes an incentive compensation plan to be known as the “BorgWarner Inc. 2005 Executive Incentive Plan” (the “Plan”), as set forth herein and as it may be amended from time to time.

      Subject to approval by the Company’s stockholders, the Plan shall become effective as of the date the stockholders first approve the Plan (the “Effective Date”), and shall remain in effect as provided in Section 1.3 hereof.

      1.2 Objectives of the Plan. The primary objectives of the Plan are: (a) to attract, motivate, and retain high-caliber individuals by providing competitive annual incentive opportunities, (b) to provide an incentive to key Employees of the Company who have significant responsibility for the success and growth of the Company, and (c) to satisfy the requirements of Section 162(m) of the Internal Revenue Code.

      1.3 Duration of the Plan. The Plan shall commence on the Effective Date and shall remain in effect, subject to the right of the Committee to amend or terminate the Plan at any time pursuant to Article 9 hereof, for a period of ten (10) years, at which time the right to grant Awards under the Plan shall terminate.

ARTICLE 2.     Definitions

      Whenever the following terms are used in the Plan, with their initial letter(s) capitalized, they shall have the meanings set forth below:

(a) “Award” means an award described in Article 5 hereof.

(b) “Award Pool” means, with respect to a Plan Year, 2.25% of Operating Income for the Plan Year.

(c) “Board” or “Board of Directors” means the Board of Directors of the Company.

(d) “Code” means the Internal Revenue Code of 1986 as amended from time to time.

(e) “Committee” means the Compensation Committee of the Board or any other committee appointed by the Board to administer the Plan and Awards to Participants hereunder, as specified in Article 3 hereof.

(f) “Company” means BorgWarner Inc., a Delaware corporation, and any successor thereto as provided in Article 11 hereof

(g) “Director” means any individual who is a member of the Board.

(h) “Effective Date” shall have the meaning ascribed to such term in Section 1.1 hereof

(i) “Employee” means any person who is expressly designated an employee by the Company or Subsidiary by whom he or she is employed. A person who is not expressly designated an employee shall not be an employee for purposes of this definition and the Plan, regardless of whether the Internal Revenue Service or a court has or would designate such a person as an employee of the Company or of a Subsidiary under common law or statutory principles. Directors who are employed by the Company or by a Subsidiary shall be considered Employees under the Plan.

(j) “Operating Income” means the amount reported on the Company’s Consolidated Statements of Operations for the Plan Year.

(k) “Participant” means a key Employee who has been selected to receive an Award or who holds an outstanding Award,

(l) “Performance-Based Exception” means the performance-based exception from the tax deductibility limitation imposed by Code Section 162(m), as set forth in Code Section 162(m)(4)(C).

(m) “Plan” means the BorgWarner Inc 2005 Executive Incentive Plan, as set forth herein and as it may be amended from time to time.

(n) “Plan Year” means the Company’s fiscal year.

(o) “Subsidiary” means any corporation, partnership, john venture, or other entity in which the Company, another entity qualifying as a Subsidiary within this definition, or a combination of any of them has an ownership or other proprietary interest of more than fitly percent (50%).

ARTICLE 3.      Administration

      3.1 General. The Plan shall be administered by the Committee, which shall consist exclusively of two (2) or more nonemployee directors who qualify as outside directors within the meaning of Code Section 162(m) and the related regulations under the Code. The members of the Committee shall be appointed from time to time by, and shall serve at the discretion of, the Board. The Committee shall have the authority to delegate administrative duties to officers or Directors of the Company; provided that the Committee may not delegate its authority with respect to: (a) non-ministerial actions with respect to Awards that are intended to qualify for the Performance-Based Exception; and (b) certifying that any performance goals and other material terms attributable to Awards intended to qualify for the Performance-Based Exception have been satisfied.

      3.2 Authority of the Committee. Except as limited by law or by the Certificate of Incorporation or Bylaws of the Company, and subject to the provisions hereof, the Committee shall have the power in its discretion to select key Employees who shall participate in the Plan; determine the sizes and types of Award and the terms and conditions of Awards in a manner consistent with the Plan; construe and interpret the Plan and any Award, document, or instrument issued under the Plan; establish, amend, or waive rules and regulations for the Plan’s administration; and (subject to the provisions of Article 9 hereof) amend the terms and conditions of any outstanding Award as provided in the Plan. Further, the Committee shall make all other determinations that may be necessary or advisable for the administration of the Plan.

      3.3 Decisions Binding. All determinations and decisions made by the Committee pursuant to the provisions of the Plan and all related orders and resolutions of the Committee shall be final, conclusive, and binding on all persons, including the Company, its stockholders, Directors, Employees, Participants, and their estates and beneficiaries.

      3.4 Performance-Based Awards. For purposes of the Plan, it shall be presumed, unless the Committee indicates to the contrary, that all Awards are intended to qualify for the Performance-Based Exception. If the Committee does not intend an Award to qualify for the Performance-Based Exception, the Committee shall reflect its intent in its records in such manner as the Committee determines to be appropriate.

ARTICLE 4.     Eligibility and Participation

      4.1 Eligibility. All Employees who are determined by the Committee to be key employees are eligible to participate in the Plan.

      4.2 Actual Participation. Subject to the provisions of the Plan, the Committee may, from time to time, select from all eligible key Employees those to whom Awards shall be granted and shall determine the nature and amount of each Award.

ARTICLE 5.     Covered Employee Annual Incentive Award

      5.1 Grant of Awards. All Awards under the Plan shall be granted upon terms approved by the Committee. However, no Award shall be inconsistent with the terms of the Plan or fail to satisfy the requirements of applicable law. Each Award shall relate to a designated Plan Year.

      5.2 Award Pool Limitation. The sum of the Awards for a single Plan Year shall not exceed one hundred percent (100%) of the amount in the Award Pool for that Plan Year.

      5.3 Individual Maximum Awards. For any given Plan Year, no one Participant shall receive an Award which is in excess of fifty percent (50%) of the Award Pool.

      5.4 Limitations on Committee Discretion. The Committee may reduce, but may not increase, any of the following:

(a) The maximum Award for any Participant; and

(b) The size of the Award Pool.

      5.5 Payment, Payment of Awards shall be subject to the following:

(a) Unless otherwise determined by the Committee in its sole discretion, a Participant shall have no right to receive a payment under an Award for a Plan Year unless the Participant is employed by the Company or a Subsidiary at all times during the Plan Year.

(b) As soon as possible after the determination of the Award Pool for a Plan Year, the Committee shall calculate each Participant’s allocated portion of the incentive pool based upon the percentage established at the beginning of the Plan Year. Each Participant’s incentive award then shall be determined by the Committee based on the Participant’s allocated portion of the incentive pool subject to Section 5.3 and any downward adjustment, such downward adjustment to be in the sole discretion of the Committee. In no event may the portion of the incentive pool allocated to a Participant be increased in any way, including as a result of the reduction of any other Participant’s allocated portion. The Committee shall retain the discretion to adjust such Awards downward.

(c) Payments of Awards shall be wholly in cash.

(d) Each Award shall be paid on a date prescribed by the Committee, unless the Participant has elected to defer payment in accordance with the rules and regulations established by the Committee.

ARTICLE 6.     Beneficiary Designation

      Each Participant may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of the Participant’s death before the Participant receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant with respect to such benefit, shall be in a form prescribed by the Company, and shall be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. In the absence of any such designation, any benefits remaining unpaid under the Plan at the Participant’s death shall be paid to the Participant’s estate.

ARTICLE 7.     Deferrals

      The Committee may permit or require a Participant to defer such Participant’s receipt of the payment of cash that would otherwise be due to such Participant in connection with any Awards. If any such deferral election is required or permitted, the Committee shall establish rules and procedures for such payment deferrals, which rules and procedures shall satisfy the requirements of Code section 409A.

ARTICLE 8.     No Right to Employment or Participation

      8.1 Employment. The Plan shall not interfere with or limit in any way the right of the Company or of any Subsidiary to terminate any Participant’s employment at any time, and the Plan shall not confer upon any Participant the right to continue in the employ of the Company or of any Subsidiary.

      8.2 Participation. No Employee shall have the right to be selected to receive an Award or, having been so selected, to be selected to receive a future Award.

ARTICLE 9.     Amendment, Modification, and Termination

      9.1 Amendment, Modification, and Termination. Subject to the terms of the Plan, the Committee may at any time and from time to time, alter, amend, suspend, or terminate the Plan in whole or in part; provided that unless the Committee specifically provides otherwise, any revision or amendment that would cause the Plan to fail to comply with any requirement of applicable law, regulation, or rule if such amendment were not approved by the stockholders of the Company shall not be effective unless and until stockholder approval is obtained.

      9.2 Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. The Committee may make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments ate appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan; provided that the Committee shall not be authorized to adjust an Award that the Committee intends to qualify for the Performance-Based Exception if such adjustment (or the authority to make such adjustment) would prevent the Award from qualifying for the Performance — Based Exception.

      9.3 Awards Previously Granted. Notwithstanding any other provision of the Plan to the contrary (but subject to Section 1.1 hereof), no termination, amendment, or modification of the Plan shall cause any previously granted Awards to be forfeited. After the termination of the Plan, any previously granted Award shall remain in effect and shall continue to be governed by the terms of the Plan and the Award.

ARTICLE 10.     Withholding

      The Company and its Subsidiaries shall have the power and the right to deduct or withhold, or to require a Participant to remit to the Company or to a Subsidiary, an amount that the Company or a Subsidiary reasonably determines to be required to comply with federal, state, local, or foreign tax withholding requirements.

ARTICLE 11.     Successors

      All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and assets of the Company.

ARTICLE 12.     Legal Construction

      12.1 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, any feminine term used herein also shall include the masculine, and the plural shall include the singular and the singular shall include the plural.

      12.2 Severability. If any provision of the Plan shall beheld illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

      12.3 Requirements of Law. The granting of Awards under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies as may be required.

      12.4 Governing Law. The Plan and all Awards shall be construed in accordance with and governed by the laws of the state of Delaware (without regard to the legislative or judicial conflict of laws rules of any state), except to the extent superseded by federal law.

This Proxy is Solicited by the Board of Directors in Connection
With the Annual Meeting of Stockholders

9:00 A.M. (E.S.T.)

April 27, 2005

PLACE:	BorgWarner Inc.
3850 Hamlin Road
Auburn Hills, Michigan 48326

     PROXY: LAURENE H. HORISZNY and VINCENT M. LICHTENBERGER and each of them, are hereby appointed by the undersigned as attorneys and proxies with full power of substitution, to vote all the shares of Common Stock held of record by the undersigned on March 4, 2005 at the Annual Meeting of Stockholders of BorgWarner Inc. or at any adjournment(s) of the meeting, on each of the items on the reverse side and in accordance with the directions given therein.

THIS PROXY IS CONTINUED ON THE REVERSE SIDE
PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY

Address Change/Comments (Mark the corresponding box on the reverse side)

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IF NO CHOICE IS SPECIFIED, this Proxy will be voted “FOR” the election of all listed nominees, and “FOR” proposals 2 and 3 in accordance with the recommendations of a majority of the Board of Directors.
Please Mark Here for Address ☐ Change or Comments SEE REVERSE SIDE

1.	Election of four Class III Directors:	for all nominees	withhold authority
		listed (except as indicated)	to vote for all nominees listed

	01 Robin J.Adams	☐	☐
02 David T. Brown
03 Paul E. Glaske
04 John Rau

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name on the space provided below.)

		FOR	AGAINST	ABSTAIN
2.	To vote upon a proposal to approve the BorgWarner Inc. 2005 Executive Incentive Plan.	☐	☐	☐

		FOR	AGAINST	ABSTAIN
3.	To ratify the appointment of Deloitte & Touche LLP as Independent Registered Public Accounting Firm for the Company for 2005.	☐	☐	☐

4.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Choose MLinkSM for Fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.melloninvestor.com/isd where step-by-step instructions will prompt you through enrollment.

Dated:		, 2005

Signature

Signature if held jointly

Please sign exactly as your name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

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as if you marked, signed and returned your proxy card.

Internet http://www.proxyvoting.com/bwa Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Telephone 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,
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